EXHIBIT 21

SUBSIDIARIES OF
NEW CENTURY ENERGY CORP.

Century Resources, Inc.

A Delaware corporation, which is 100% owned by New Century Energy Corp.

Gulf Coast Oil Corporation

A Delaware corporation, which is 100% owned by New Century Energy Corp.